                                                                     EXHIBIT 10


[MINDSPRING LOGO]

1430 West Peachtree Street
Suite 400
Atlanta, GA  30308

phone 404-815-0770
fax 404-815-8805


                           MindSpring and Monorail
                              Reseller Agreement


         1. MindSpring will pay Monorail $660,000 the composition of which is $60,000 for expenses incurred by Monorail to include MindSpring software on the machine, and $600,000 prepay for 12,500 subscribers paid in advance 7 days after closing of secondary offer. Actual payment to Monorail is $40 per subscriber for all Monorail signups who retain service for 60 days. The $40 price is good through May 31, 1997. On January 6, 1997, this balance will be reviewed and trued up per actual signups.

          2. Monorail to announce MindSpring upon the announcement of the Monorail company.

          3. Monorail to provide build plan and launch locations to MindSpring no later than November 1, 1996.

          4. If Monorail offers a featured provider to a multiple provider environment, MindSpring has the right of first refusal for such preferred provider through May 30, 1997.

          5. If additional providers are included by Monorail before the first 12,500 subscribers are attained by MindSpring, Monorail will repay MindSpring any remaining balance with 7 days notice at MindSpring's written request through May 31, 1997. In the event of 12,500 subscribers not being reached by May 31, 1997, Monorail will repay to MindSpring any balance remaining on the $600,000 by July 30, 1997.







            /s/ MICHAEL S. MCQUARY                          /s/ JEFF SIMPSON
          --------------------------                       ------------------
                Michael S. McQuary                              Jeff Simpson
                President and COO                               Co-Founder
                MindSpring Enterprises, Inc.                    Monorail